UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2021

Invitae Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36847	27-1701898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 16th Street San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

(415) 374-7782

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NVTA	The New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on April 3, 2021, Invitae Corporation (the “Company”) entered into an investment agreement (the “Investment Agreement”) with the parties listed therein (the “Purchasers”) relating to the issuance and sale to the Purchasers of $1,150,000,000 in aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2028 (the “Notes”). The Notes were issued on April 8, 2021.

The Notes are the Company’s senior unsecured obligations, and were issued under an indenture, dated as of April 8, 2021 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes bear interest at a rate of 1.50% per annum. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2021. The Notes will mature on April 1, 2028, subject to earlier conversion, redemption or repurchase.

The Notes are convertible at the option of the holder at any time until the second scheduled trading day prior to the maturity date, including in connection with a redemption by the Company. The Notes will be convertible into shares of the Company’s common stock (“Common Stock”) based on an initial conversion rate of 23.1589 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to an initial conversion price of $43.18 per share), in each case subject to customary anti-dilution and other adjustments as a result of certain extraordinary transactions. Upon conversion of a Note, the Company will pay or deliver, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

The Company may not redeem the Notes prior to April 6, 2025. On or after April 6, 2025, the Notes will be redeemable by the Company in the event that the closing sale price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides the redemption notice at a redemption price of 100% of the principal amount of such Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

With certain exceptions, upon a change of control of the Company or the failure of the Company’s common stock to be listed on certain stock exchanges, the holders of the Notes may require that the Company repurchase all or part of the principal amount of the Notes at a repurchase price of 100% of the principal amount of the Notes to be repurchased, plus unpaid interest to, but excluding, the maturity date.

The Indenture will include customary “events of default,” which may result in the acceleration of the maturity of the Notes under the Indenture. The Indenture will also include customary covenants for convertible notes of this type.

The foregoing summaries of the Indenture and the Notes do not purport to be complete and are subject to, and qualified in their entirety by the full text of the Indenture, including the form of Notes attached as an exhibit to the Indenture, which is filed as Exhibit 4.1 to this Current Report and incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 of this Current Report relating to the Notes and the Indenture is contained in Item 1.01 of this Current Report and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The Company issued and sold the Notes to the Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933. The Company relied on this exemption from registration based in part on representations made by the Purchasers in the Investment Agreement.

The information contained in Item 1.01 of this Current Report with respect to the Notes is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture, dated as of April 8, 2021, between Invitae Corporation and U.S. Bank National Association (including form of Note).

104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2021

INVITAE CORPORATION

By:	/s/ Shelly D. Guyer
Shelly D. Guyer
Chief Financial Officer

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